PRIVATE AND CONFIDENTIAL

IP TRANSFER AGREEMENT

This Intellectual Property Rights Transfer Agreement is made and entered into as of the 16th day of September 2008 (the “Effective Date”) by and between Century Health Medical Limited (hereinafter referred to as “CHML”) having its principle office at 11/F, Tower A, Soho New Town, No. 88 Jianguo Road, Chaoyang District, Beijing, China 100022, and Beijing Shijijiayu Technology Limited (hereinafter referred to as “Shijijiayu”) having its principle office at 11/F, Tower A, Soho New Town, No. 88 Jianguo Road, Chaoyang District, Beijing, China 100022.

WHEREAS:

(a)

CHML was incorporated in Beijing on January 3, 2000. It is principally engaged in the research, development, and sale of the Chinese medicine anti-Acquired Immunodeficiency Syndrome (“AIDS”) capsules (“AIDS Medication Capsule”) and its further developed related anti-AIDS medicines and other pharmaceutical products in China. The AIDS Medication Capsule is effective in suppressing Human Immunodeficiency Virus (“HIV”) and in enhancing the immune system of the human body.  Its propriety rights of the AIDS Medication Capsule were officially granted by the National Ministry of Intellectual Properties on October 8, 2004. The patented claim number is 200410080516.8.  At present, CHML has obtained the regulatory approval from the State Food and Drug Administration of China to undergo a final second/third stage of clinical trial. Once the clinical trial is completed, the AIDS Medication Capsule will be allowed to sell nationwide in China.

(b)

Shijijiayu was a PRC Company. It obtained its business license on September 12, 2008. Shijijiayu is a development stage company and has not yet commenced any business.

(c)

The “IP” covered by this Agreement is defined as and includes the following, the proprietary rights of the AIDS Medication Capsule with the patented claim number, 200410080516.8, and the invention name, One kind of anti-HIV Chinese herbal medicine combination with its preparation method and usage (hereinafter referred to as “IP” ) held by CHML.

NOW THEREFORE, in consideration of the mutual covenants contained herein and with the intention of being legally bound under the laws:-

1)

Article 1 – CHML’s Obligations

CHML desires to transfer the 100% ownership rights of the IP, the production right and the sales right of the AIDS Medication Capsule to Shijijiayu on the terms and conditions set forth in this Agreement.

2)

Article 2 –SHIJIJIAYU’s Obligations

Shijijiayu is not obligated to provide any services or pay any fees to CHML.

3)

Article 3 – Fees

Both parties friendly agree that this agreement and the resulting transfer constitute the 100% ownership rights of the IP transferrable from CHML to Shijijiayu without any fees paid by Shijijiayu.

4)

Article 4 – Termination

Either party shall be entitled to terminate this Agreement by fifteen (15) days prior written notice to the other party if the other party commits a material breach of any of its obligations under this Agreement.

5)

Article 5 – Confidentiality and Non-Disclosure

Except for the specific rights granted by this Agreement, neither party shall use or disclose any confidential information of the other party. It is agreed that confidential information received under this Agreement shall: (i) be kept confidential by the receiving party; (ii) be treated by the receiving party in the same way as it treats confidential information generated by itself; (iii) not be used by the receiving party other than in connection with the implementation of this Agreement. Confidential information shall remain the sole property of the disclosing party.

6)

Article 6 – Warranty and Limitation of Liability

To the maximum extent permitted by applicable law, in no event shall either party be liable for any, indirect, consequential, incidental, special or exemplary damages arising out of any performance of this Agreement (including without limitation damages for loss of business profits or business interruption) regardless of whether such damages are based in contract or tort, including negligence, and whether advised of the possibility of such damages.

7)

Article 7 – Miscellaneous

7.1

Nonassignability:  This Agreement shall be binding on and ensure to the benefit of the successors of the parties and shall not be assignable without the written consent of both parties. In the event both parties so consents such assignee shall enter into a written undertaking to be bound by the terms of this Agreement.

7.2

Governing Law: This Agreement will be governed by and construed in accordance with the laws of the People’s Republic of China.

7.3

Notices: Unless otherwise specified in this Agreement, all notices, requests, demands, and other communications required or permitted to be given pursuant to this Agreement must be in writing and in the Chinese and/or English language.  All such communications which may be sent shall be deemed to have been given if delivered personally or sent by a courier service or by registered or certified mail, postage prepaid and return receipt requested, to the respective addresses of the parties as set forth in this Agreement or to such other address as one party may, from time to time, designate by notice to the other party.

7.4

Entire Agreement and Waiver: This Agreement cannot be altered, enlarged, or abridged except in writing signed by both parties, and specified therein to be an amendment hereof. The failure of either party to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or such party’s right to thereafter enforce the same, and no waiver of any breach shall be construed as an agreement by such party to waive any subsequent breach of the same or other provisions.

7.5

Severability: Each provision of this Agreement is declared to be severable.  In the event that any portion of this Agreement is found to be invalid, void, or for any reason unenforceable, then that provision shall have no force or effect to the extent of such illegality, but such finding shall not affect or invalidate the remainder of this Agreement which shall otherwise remain in full force and effect.

This Agreement is made in duplicate, which shall take effect from date of signature and effective upon the seal of both parties.

IN WITNESS WHEREOF, the parties hereto have caused their duty authorized representatives to execute this Agreement.

 Agreed and accepted by:

CENTURY HEALTH MEDICAL LIMITED	BEIJING SHIJI JIAYU TECHNOLOGY LIMITED
/s/ Yan Tsang	/s/ Yan Tsang
Signature	Signature
Name: Yan, Tsang	Name: Yan, Tsang
Title: Director	Title: Director
Date: September 16, 2008	Date: September 16, 2008